AMENDMENT,  dated May 10,1996 to the agreement  ("Agreement") dated October
16, 1991, between Templeton Developing Markets Trust ("Fund"), having its principal place of business at 700 Central Ave., St. Petersburg, FL 33701, and The Chase Manhattan Bank, N.A. ("Chase"), having its principal place of business at 1 Chase Manhattan Plaza, New York, N.Y. 10081

     It is hereby agreed as follows:

     Section 1. Unless otherwise provided herein, all terms and conditions of the Agreement are expressly incorporated herein by reference and except as modified hereby, the Agreement is confirmed in all respects. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

     Section 2. Section 3 of the Agreement is amended as follows by adding in appropriate alphabetic sequence the following:

          (a) "CM BI" shall mean Chase Manhattan Bank International, an indirect wholly-owned subsidiary of Chase, located in Moscow, Russia.

          (b) "Direct Loss" shall mean a loss determined based on the market value of the Russian Security that is the subject of the loss at the date of discovery of such loss and without reference to any consequential damages, special conditions or circumstances.

          *(c) "International Financial Institution" shall mean any bank in the top 1,000 (together with their affiliated companies) as measured by "Tier 1" capital or any broker/dealer in the top 100 as measured by capital.

          (d) "Negligence" shall mean the failure to exercise reasonable care under the applicable circumstances as measured by the custodial practices prevailing in Russia of International Financial Institutions acting as custodians for their institutional investor clients in Russia.

          (e) "No-Action Letter" shall mean the response of the Securities and Exchange Commission's Office of Chief Counsel of Investment Management, dated April 18,1995, in respect of the Templeton Russia Fund, Inc. (SEC Ref. No. 95-151-CC, File No.811-8758) providing "no-action" relief under ss.17(f) of The Investment Company Act of 1940, as amended, and SEC Rule 17f-5 thereunder, in connection with custody of such Templeton Russia Fund Inc.'s investments in Russian Securities.

          (f) "Registrar Company" shall mean any entity providing share registration services to an issuer of Russian Securities.

          (g) "Registrar Contract" shall mean a contract between CMBI and a Registrar Company (and as the same may be amended from time to time) containing, INTER ALIA the contractual provisions described at paragraphs (a)-(e) on pps. 5-6 of the No-Action Letter.

          (h) "Russian Security" shall mean a Security issued by a Russian issuer.

          (i)  "Share   Extract"  shall  mean:  (i)  an  extract  of  its  share
registration books issued by a Registrar Company indicating an investor's ownership of a security; and (ii) a form prepared by Chase Moscow or its agent in those cases where a Registrar Company is unwilling to issue a Share Extract.

     Section 3(a). Section 10 of the Agreement is amended by adding a new subsection (d) on p.14 as follows: "Payment for Russian Securities shall not be made prior to the issuance by the Registrar Company of the Share Extract relating to such Russian Security."

     Section 3(b). Section 10 of the Agreement is amended by adding a new subsection (e) on p.15 as follows: "Delivery of Securities may be made in accordance with the customary or established securities trading or securities processing practices and procedures in Russia. Delivery of Securities may also be made in any manner specifically required by Instructions acceptable to the Bank."

     Section 3(c). Section 10 of the Agreement is further amended by adding a new subsection (g) on p.17 as follows: "It is understood and agreed that Chase need only use its reasonable efforts with respect to performing functions
(a)-(f) immediately above with respect to Russian Securities."

     Section 4(a). Section 14(a) of the Agreement is amended by inserting the following at the end of the first sentence as follows:"; provided that, with respect to Russian Securities, Chase's responsibility shall be limited to safekeeping of relevant Share Extracts."

     Section 4(b). Section 14(a) of the Agreement is further amended by Inserting the following after the first sentence thereof: "Delegation by Chase to CMBI shall not relieve Chase of any responsibility to Fund for any loss due to such delegation, and Chase shall be liable for any loss or claim arising out of or in connection with the performance by CMBI of such delegated duties to the same extent as if Chase had itself provided the custody services hereunder. In connection with the foregoing, neither Chase nor CMBI shall assume responsibility for, and neither shall be liable for, any action or inaction of any Registrar Company and no Registrar Company shall be, or shall be deemed to be, Chase, CMBI, a Chase Branch, a Domestic Securities Depository, a Foreign Bank, a Foreign Securities Depository or the employee, agent or personnel of any of the foregoing. Anything to the contrary contained in the Agreement notwithstanding, with respect to custodial services for Russian Securities, neither Chase nor CMBI shall be liable to Fund except for Direct Losses to the extent caused by their respective Negligence or willful misconduct. To the extent that CMBI employs agents to perform any of the functions to be performed by Chase or CMBI with respect to Russian Securities, neither Chase nor CMBI shall be responsible for any act, omission, default or for the solvency of any such agent unless the appointment of such agent was made with Negligence or in bad faith, except that where Chase or CMBI uses: (i) an affiliated nominee or
(ii) an agent to perform the share registration or share confirmation functions described at (a)-(e) on pps. 5-6 of the No-Action Letter and to the extent applicable to CM BI, the share registration functions described on pps. 2-3 of the No-Action Letter, Chase and CMBI shall be liable to Fund as if CMBI was responsible for performing such services itself."

     Section 5. Add a new Section 25 to the Agreement as follows:

          "(a) Chase will advise Fund (and will update such advice from time to time as changes occur) of those Registrar Companies with which CMBI has entered into a Registrar Contract. Chase shall cause CMBI to monitor each Registrar Company and Chase shall promptly advise Fund when CMBI has actual knowledge of the occurrence of any one or more of the events described in paragraphs (i)-(v) on pps. 8-9 of the No-Action Letter with respect to a Registrar Company that serves in that capacity for any issuer the shares of which are held by Fund.

          (b) Where Fund is considering investing in the Russian Securities of an issuer as to which CMBI does not have a Registrar Contract with the issuer's Registrar Company, Fund may request that CMBI consider whether it would be willing to attempt to enter into such a Registrar Contract and CMBI shall advise Fund of its willingness to do so. Where CMBI has agreed to make such an attempt, Chase will advise Fund of the occurrence of any one or more of the events described in paragraphs (i)-(iv) on pps. 8-9 of the No-Action Letter of which CMBI has actual knowledge.

          (c) Where Fund is considering investing in the Russian Securities of an issuer as to which CMBI has a Registrar Contract with the issuer's Registrar Company, Fund may advise Chase of its interest in investing in such issuer and, in such event, Chase will advise Fund of the occurrence of any one or more of the events described in paragraphs (i)-(v) on pps. 8-9 of the No-Action Letter of which CMBI has actual knowledge."

     Section 6. Add a new Section 26 to the Agreement as follows: "Fund shall pay for and hold Chase and CMBI harmless from any liability or loss resulting from the imposition or assessment of any taxes or other governmental charges, and any related expenses with respect to income from or Securities in the Accounts."

     Section 7. Add a new Section 27 to the Agreement as follows: "Fund acknowledges that CMBI may not be able, in given cases and despite its reasonable efforts, to obtain a Share Extract from a Registrar Company and CMBI shall not be liable in any such event including with respect to any losses resulting from such failure."

     Section 8. Add a new Section 28 to the Agreement as follows: "Subject to the cooperation of a Registrar Company, for at least the first two years following CMBI's first use of a Registrar Company, Chase shall cause CMBI to conduct share confirmations on at least a quarterly basis, although thereafter confirmations may be conducted on a less frequent basis if Fund's Board of Directors, in consultation with CM BI, determines it to be appropriate."

     Section 9. Add a new Section 29 to the Agreement as follows: "Chase shall cause CMBI to prepare for distribution to Fund's Board of Directors a quarterly report identifying: (i) any concerns it has regarding the Russian share registration system that should be brought to the attention of Board of Directors; and (ii) the steps CMBI has taken during the reporting period to ensure that Fund's interests continue to be appropriately recorded."

     Section 10~ Add a new Section 30 to the Agreement as follows: "Fund acknowledges that it has received, reviewed and understands Chase's market report dated May 1996 for Russia, including, but not limited to, the risks described therein."

     Section 11. Add a new Section 31 to the Agreement as follows: "Except as provided in new ss.ss.25(b) and (c), the services to be provided by Chase hereunder will be provided only in relation to Russian Securities for which CMBI has entered into a Registrar Contract with the relevant Registrar Company.


     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

TEMPLETON DEVELOPING MARKETS TRUST              THE CHASE MANHATTAN BANK, N.A.


/s/THOMAS M. MISTELE                            /s/LENORE VANDEN-HANDEL
----------------------------                  -----------------------------
Name:  Thomas M. Mistele                       Name: Lenore Vanden-Handel
Title:  Secretary                              Title: Vice President
Date:  May 10, 1996                            Date: May 10, 1996